Exhibit 3.1

FIRST AMENDMENT TO THE
AMENDED AND RESTATED BYLAWS
OF
MERIT MEDICAL SYSTEMS, INC.

Merit Medical Systems, Inc., a Utah corporation (the “Company”) hereby adopts the following First Amendment (the “Amendment”) to the Amended and Restated Bylaws of the Company (the “Bylaws”), effective as of the 31st day of January, 2012:

1.    Closing of Transfer Books and Fixing of Record Date. Section 5 of Article II of the Bylaws is hereby amended and restated in its entirety to read as follows:

2    Closing of Transfer Books and Fixing of Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors of the Corporation may provide that the stock transfer books shall be closed for a stated period, not less than ten (10) days, but not to exceed, in any case, sixty (60) days. In lieu of closing the stock transfer books, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than sixty (60) days and, in case of a meeting of shareholders, not less than ten (10) days prior to the date of which the particular action, requiring such determination of shareholders is to be taken. If the stock transfer books are not closed and no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders.

2.    Effect of Amendment. Except as amended by the terms of this Amendment, the Bylaws shall continue in full force and effect.

The undersigned Secretary of the Company hereby certifies that the foregoing amendment to the Bylaws was adopted by the Board of Directors of the Company, effective as of the date first written above.

By:     /s/ Kent W. Stanger

Name:    Kent W. Stanger

Title:    Secretary